Limited Power of Attorney for Section 16 Reporting Obligations.

I, Frank R. Jimenez, hereby appoint GE Healthcare Holding LLC, which will be converted to a corporation and renamed GE HealthCare Technologies, Inc. ("GEHC")
to assist me in the preparation and filing of Section 16 reports, and execute the below Power of Attorney for this purpose.

I am an executive officer candidate of GEHC and, in the event that I am elected or appointed as an executive officer of GEHC, until further written notice, I hereby individually authorize the Chief Securities and Governance Counsel of
GEHC, with full power of substitution, to sign on my behalf any Form 3, Form 4,
Form 5, Form 144 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of GEHC securities, manage any EDGAR access codes and to take any other action of any type whatsoever in connection with the foregoing that in his or her opinion may be for the benefit of, in the best interest of, or legally required by me.

I acknowledge that the foregoing attorney-in-fact, in serving in such capacity at my request, is not assuming, nor is GEHC assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney is effective as of the date executed and revokes all prior Powers of Attorney relating to reporting under Section 16 of the
Securities Exchange Act of 1934 of GEHC's securities and the matters outlined above and shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings of and transactions in securities issued by GEHC, unless earlier revoked by me in a signed writing delivered to the foregoing attorney-in-fact or in a subsequently filed instrument.

Signed: /s/ Frank R. Jimenez
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Officer: Frank R. Jimenez

Date: 11/21/2022